Code of Conduct Fall 2025

– Founder H.O. Hirt as near perfect as near perfect protection, serviceas is humanly possible, provide our Policyholders with and to do so at the To lowest possible cost “ ”

Table of Contents

Introduction 2
- Why do we have a Code? 2
- How does our Code apply to me? 2

Messages from ERIE 3

Our Employees 4
- What are my responsibilities under our Code? 4
- Ethical Decision Making: Four Pillars 5
- Conflicts of Interest 6
- Gifts & Entertainment 6

Our Culture 7
- Environmental, Social & Governance 8
- Inclusion & Belonging 8
- Harassment Free Workplace 9
- Safety in Our Workplace 10

Our Stakeholders 11
- Insider Information 11
- Anti-Bribery 11
- Fair Competition 12
- Customer Service & Fair Claims Handling 13
- Our Agency Force 13

Our Assets 14
- ERIE's Assets 14
- Privacy & Information Security 14
- Records Management 16
- Intellectual Property 17
- Financial Statements 17

Our Reputation 18
- Communication with the Public 18
- Social Media 18
- Political Activity 19

Our Conduct 20
- What happens if someone violates our Code? 20
- What will happen after I make a report? 21
- What happens if the company becomes the subject of an investigation? 21

Conclusion 22
- Closing Thoughts 22
- Key Contacts 23

1

Introduction Why do we have a Code? At Erie Insurance (“ERIE”) we believe in doing the right thing as stated in our Founding Purpose: “To provide Policyholders with as near perfect protection, as near perfect service as is humanly possible and to do so at the lowest possible cost.” We value ethical business conduct, accountability, respectful treatment and teamwork. We have a Code of Conduct (“Code”) because it provides a roadmap to help us act not only in compliance with laws and regulations, but also in the spirit of our purpose and values. Our Code helps us to clearly understand how to deliver on our promise to do the right thing. How does our Code apply to me? All those who work for ERIE have a responsibility to understand and follow our Code. Those who interact with ERIE or do work on behalf of ERIE are expected to uphold the values stated in our Code. Our Code applies to all Employees, including officers, and the Board of Directors. Everyone associated with ERIE has an obligation to demonstrate ethical behavior that is consistent with our Code. This includes our Agents, contractors, vendors and others with whom we do business. Our Code does not address every legal or ethical situation, but it helps guide us by supporting our good judgment when we have questions. When we have more specific questions about laws or policies, we can consult additional resources. These resources include: • Employee Handbook • Privacy & Information Security Handbook • Company policies, standards, and manuals available on the company intranet • Online compliance courses 2 “The ERIE is Above all in SERVICE®” – H.O. Hirt Call the ERIE Ethicsline at 1 (866) 469-5708 or visit erieinsurance.ethicspoint.com for Anonymous Reporting 24/7.

Messages from ERIE Our commitment to being Above all in SERVICE is one we take seriously in all aspects of our business. How we uphold that promise matters, and our Code of Conduct serves as a guidepost for doing so in the right ways. Our Code provides the ethical and professional standards for how we do business. It offers clear direction for making decisions and taking actions that are legal, fair and aligned with our purpose and core values. Being Above all in SERVICE, practicing the Golden Rule and sharing the ERIE Family Spirit aren’t just words; they guide everything we do and are key to our success. - Tim NeCastro, President & CEO When H.O. Hirt called it our purpose to provide Policyholders “with as near perfect protection as possible,” he was thinking about the protection that an insurance policy offers individuals and families. But along with “near perfect” protection and service, we also have a duty to be “near perfect” in how we handle decisions and actions that have legal, ethical or professional consequences. Our Code is one way we equip our Employees, Agents, contractors and vendors with the information and resources they need to meet this very important commitment. - Tom Hagen, Chairman of the Board When you face an ethical decision in business, Founder H.O. Hirt’s guidance that “simple common sense, mixed with just plain decency” still rings true. It’s possible you will face a situation where your choices have ethical or legal consequences and the right choice may not seem simple or clear. ERIE’s Compliance Department is here not only to help establish and maintain an environment of compliance and ethics, but to also provide guidance when those choices are not clear. Many other areas of the company play a role in protecting ERIE and our reputation, including Human Resources, Internal Audit, Law and Public Relations. But most important are leaders and Employees like you. Take time to read and understand our Code of Conduct, which reflects what ERIE considers to be legal and ethical behavior. When you’re unsure how to handle a particular situation, understand there are resources available to you. Ask questions. Speak up. And know you can always reach out to me or anyone else in the Compliance Department for further guidance. - Debra Mack, Vice President, Compliance & Ethics 3

4 Our Employees What are my responsibilities under our Code? We are all responsible to “be above all” when it comes to our Code. This means reading our Code, taking time to understand it and asking questions if they arise. Depending on your role at ERIE, you may have different responsibilities under our Code. For example: Employee Responsibilities • Comply with all laws, rules, regulations and court orders. • Know and follow our Code and company policies. • Conduct business truthfully and fairly. • Demonstrate professional behavior at all times. • Exhibit responsible financial management. • Never use a business relationship or company asset for personal gain. • Ask questions. Use the Four Pillars of Ethical Decision Making on the next page to guide you when you are unsure of a situation. • Report actual or suspected violations of our Code or company policies. • Notify your leader and your Employee Relations Consultant (ERC) or HR Business Partner (HRBP) if you are charged with or convicted of a misdemeanor or a felony. Refer to ERIE’s Employee Improprieties Policy for more information. Leader Responsibilities • Lead by example. • Demonstrate a commitment to comply with all laws, rules, regulations, court orders, and company policies. • Establish and maintain procedures in your work area that are consistent with our Code. • Listen to Employees’ ethical concerns and take action to report these concerns. • Explain the options to Employees on how to report concerns and encourage them to do so. • Guide Employees through the Four Pillars of Ethical Decision Making described in the next section. • Never influence an Employee to behave or act in a way that is not consistent with our Code or company policies. • Establish and follow controls in your area that protect company assets. • Protect Employees from retaliation for reporting concerns by following the Anti-Retaliation Policy. • Demonstrate accountability and responsibility. • Notify your ERC or HRBP if you or an Employee who reports to you becomes aware of, are charged with, or are convicted of a misdemeanor or felony. Refer to ERIE’s Employee Improprieties Policy for more information. If an Employee in the insurance industry is convicted of a felony, federal law requires felonies to be reported to certain regulatory entities. Employees are required to contact their ERC or HRBP to disclose this information. Call the ERIE Ethicsline at 1 (866) 469-5708 or visit erieinsurance.ethicspoint.com for Anonymous Reporting 24/7.

Ethical Decision Making: Four Pillars When you are faced with situations that are confusing and perhaps do not feel “right,” consider these questions: • Is this action legal? • Is this action ethical? • Is this action in line with our Code and company policies? • Is this action upholding ERIE’s reputation? If you answered “no” to any of these questions: STOP and report the situation to any of the following resources: • Your leader or any ERIE leader • The Compliance Department • Your ERC or HRBP • Any of the Key Contacts at the end of our Code • ERIE Ethicsline

6 Conflicts of Interest A conflict of interest arises when our personal interests interfere, or even appear to interfere, with the Company’s interests. We all have a responsibility to protect ERIE and preserve our reputation for fairness and professionalism by avoiding conflicts of interest and disclosing anything that could appear to be a conflict. While having a conflict of interest is not necessarily a violation of our Code, a failure to disclose a potential conflict is always a violation. Did you know? A conflict can occur on or off the job. For example, a conflict could occur during the course of a second job, an outside activity, a financial investment or endeavor, or any interest that could influence your work and work-related decisions. A conflict of interest can also come from the actions of family members, if their actions or involvements could affect your business decisions. Review our Conflict of Interest and Outside Employment Policy for more information. Be Above All • Understand how to identify a conflict of interest. • Update your conflicts of interest form if something changes. • Avoid interests, activities or relationships that interfere with ERIE Customers' and/or shareholders’ best interests or with your ability to be fair and unbiased. • Never work for a competitor while you are an ERIE Employee. • Never process or service your own policy or claim, or the policy or claim of a family member or friend. • Review the conflicts of interest form document for further guidance. • Discuss any potential conflicts of interest with your leader or Compliance if you are unsure or need guidance. Gifts & Entertainment At ERIE, we should always use good judgment and only give or receive gifts and entertainment when we know that doing so will not compromise our ability to make objective business decisions. ERIE’s Gifts and Entertainment Policy provides guidance for us to follow. Remember that if a reasonable observer could question the particular gift or entertainment, even if it is acceptable per our policy, you should pause and seek advice from Compliance before accepting it. Be Above All • Be mindful that any gifts or entertainment given or received from business contacts should be aligned with our Gift and Entertainment Policy. See the policy job aid for more guidance. • Avoid situations that could reflect poorly on ERIE, such as giving or receiving inappropriate gifts or forms of entertainment. • Be sensitive to third party gift policies and do not offer anything that might violate those policies. Gifts of cash or cash equivalents, such as gift cards or gift certificates are generally not acceptable. Call the ERIE Ethicsline at 1 (866) 469-5708 or visit erieinsurance.ethicspoint.com for Anonymous Reporting 24/7.

Cody Cook EVP Tim NeCastro President & CEO Claims Experience & Customer Service Chief Information Officer HR & Corporate Services Sales & Products Secretary & General Counsel Chief Financial Officer Sarah Shine EVP Parthasarathy Srinivasa EVP Sean Dugan EVP Doug Smith EVP Brian Bolash EVP Julie Pelkowski EVP Our Culture What do we mean when we say “ethical”? Being ethical at ERIE means doing the right thing even when no one is looking. You can do this by upholding our Core Values and following our Code of Conduct to help you. 7

8 Environmental, Social & Governance We act in the best interest of our Employees, our communities, and our planet. Environmental and social criteria are considered in our business processes to make them sustainable and responsible. ERIE employs sound governance for better decision making and positive business impact. ERIE demonstrates good corporate citizenship when we support our communities through partnerships with others and by following our Founder H.O. Hirt’s tradition of giving generously. We remain committed to helping those around us by donating our time, talent, and financial resources. Be Above All • Recognize the importance of sustainable actions and share in ERIE’s strategic initiatives to make a positive impact on the environment. • Consider supporting our communities and those in need through the Erie Insurance Giving Network. • Volunteer your time and talent by participating in ERIE Service Corps events and skills-based opportunities with our nonprofit partners. Inclusion & Belonging At ERIE, we believe inclusivity of diverse experiences and perspectives, and fostering a sense of belonging for all individuals, contributes to a positive work environment. Our inclusive environment makes it possible for all Employees to make the most of opportunities, take ownership of performance, and realize their full potential. We prohibit and do not tolerate discrimination in our workplace. ERIE employs qualified people based on their ability to do their job. Did you know? The law is designed to protect individuals from discrimination based on certain characteristics. These characteristics include, but are not limited to, age, ancestry, citizenship, color, disability, gender identity, genetic information, military status, marital status, national origin, race, religion, sex, sexual orientation, pregnancy or breastfeeding. Be Above All • Make employment-related decisions such as recruiting, hiring, firing or promoting based on the individual’s qualifications, performance and capabilities to succeed in the job. • Never treat any individual differently or make employment-related decisions based on characteristics protected by the law. • Remember, ERIE values all the ways we are different including different perspectives or working styles. We have a responsibility to work collaboratively and respectfully with one another. Call the ERIE Ethicsline at 1 (866) 469-5708 or visit erieinsurance.ethicspoint.com for Anonymous Reporting 24/7.

9 Harassment Free Workplace At ERIE, we all have an obligation to treat one another with dignity and respect. ERIE strictly prohibits harassment, in any form, and will not tolerate disrespectful behavior or remarks. By fostering a culture of dignity and respect, we provide an environment where all team members are free to share ideas and work together to achieve better results. Did you know? When people hear the word harassment, they often think first of sexual harassment. But the term “harassment” actually refers to any conduct that is unwelcome or personally offensive to another individual. This includes threats, acts of violence, bullying and intimidation. Read ERIE’s Anti-Harassment Policy for more details. Be Above All • Consistently treat your colleagues with respect, even when there are business pressures or differences of opinion. • Refuse to act in a way that could threaten, bully or intimidate others. • Act professionally at all times, in person and online. • Speak up if you see someone being harassed or believe you are being harassed. • If someone tells you that your behavior is offensive or unwelcome, take responsibility, apologize and stop the behavior. Question: I overheard an offensive joke. Most of the group was laughing, but I wasn’t. Should I tell them I was offended? Answer: Yes, if you are comfortable doing so. Offensive or unwelcome behavior has no place in our workplace. If you are uncomfortable confronting the person(s) telling the joke, talk to your leader or any ERIE leader, or any of the other contacts listed throughout our Code. Our founder believed that all representatives of ERIE should conduct themselves according to the “Golden Rule,” treating others as you would like to be treated.

10 Safety in Our Workplace At ERIE we are committed to providing a safe and healthy work environment. We strive to maintain a workplace free of unsafe conditions, unsafe acts, violence or threats of violence. Read our Workplace Violence Policy for more information. Be Above All • Maintain an atmosphere of professionalism, courtesy and mutual respect for emotional well-being. • Do not tolerate threats of violence, harassment, or violent or intimidating words, messages or acts. • If someone makes a threat or you believe someone may be considering a violent action, report it immediately. • Never bring weapons into ERIE buildings and follow the state specific guidance in the Employee Handbook regarding weapons in vehicles and parking lots. • Never report to work under the influence of illegal drugs or alcohol. Read our Drug and Alcohol Policy for more information. If you are at a company event, use good judgement if alcohol is being served. If you see something, say something. Call Security at Home Office ext. 2700. Call the ERIE Ethicsline at 1 (866) 469-5708 or visit erieinsurance.ethicspoint.com for Anonymous Reporting 24/7.

11 Insider Information We comply with all laws and company policies that prohibit us from trading in ERIE’s securities based on “inside information” that we learn of through the course of our job. This includes information about ERIE as well as information about our Customers, business partners or any other third parties. Did you know? Insider trading is the purchase or sale of a publicly traded security by someone who has material nonpublic information about the company issuing the security. For example, material information might include news of an expansion, a new strategic direction for a company or a change in corporate leadership. Be Above All • Never use material nonpublic information for your own financial gain. • Never provide a “tip” and pass on material nonpublic information to another person. • If you are giving a presentation to an outside group, make sure the details of the presentation do not disclose confidential or restricted ERIE information. • If you are questioning whether a securities transaction is appropriate, given your role at ERIE, see ERIE’s Securities Trades by Company Personnel Policy or talk to the Law Division before you proceed. Anti-Bribery At ERIE we conduct business fairly and do not give anyone anything of value in an attempt to gain an unfair business advantage. We prohibit bribery and kickbacks anywhere we do business. Agents and other third parties who work on our behalf should conduct themselves with the same level of integrity. Bribery and kickbacks are not just wrong, they are often illegal, and failure to comply with our Anti-Bribery and Anti-Corruption Policy can carry significant fines or even criminal charges for individuals and for ERIE. Did you know? Most laws define a bribe or kickback as any kind of money, fee, commission, credit, gift, gratuity, travel benefit, entertainment or compensation that is provided, with the hopes of improperly obtaining business or receiving favorable treatment from a government official. Be Above All • Never promise or give someone something that has value to them in an attempt to secure an unfair business advantage. • Decline offers of discounts on personal products or services from third parties who may be making the offer with the hope of receiving favorable treatment from you, or from ERIE in a future transaction. • Record all payments and transactions accurately, and never try to conceal the true nature of an expense. • Remember that ERIE may be held liable for the actions of our Agents and third parties, so it is important to alert your leader if something does not seem right. Our Stakeholders

12 Fair Competition We secure business based on our commitment to be Above all in SERVICE®. We make sure that our actions are ethical and in compliance with antitrust and unfair practice laws. Did you know? Antitrust and unfair competition laws are intended to protect consumers from corporate practices that might limit the free market and restrict their access to competitive products at competitive prices. Refer to the Antitrust Policy for a more detailed list of guidelines to avoid violations. Be Above All • Know how antitrust and competition laws apply to your job requirements. • Do not discuss any confidential ERIE information with competitors or others, and do not discuss competitors’ confidential information. • Do not collect information about competitors through illegal means, such as theft, spying, bribery or breach of a confidentiality agreement or contractual agreement. • Be careful about your conversations when attending trade association meetings where you may have contact with competitors. Stick to discussing general business practices and not ERIE-specific confidential company information. • When researching or requesting information from competitors for business purposes, identify yourself as an ERIE Employee. • Any requests by you to connect with another person or entity online for business purposes must not be misleading, deceptive or misrepresent a relationship with, or connection to, ERIE. Call the ERIE Ethicsline at 1 (866) 469-5708 or visit erieinsurance.ethicspoint.com for Anonymous Reporting 24/7.

13 Customer Service & Fair Claims Handling We treat our Customers and claimants respectfully and fairly every step of the way, from marketing to sales and service, to the underwriting and rating of each policy. We settle claims fairly, promptly and in good faith. Be Above All • Align your actions with ERIE’s Founding Purpose. • Always treat the Customer fairly and provide as near perfect service as is humanly possible. • Understand and follow company policies, laws and regulations that apply to the work you do. • Use ERIE’s underwriting guidelines and rules consistently. • Follow all ERIE claims handling policies and procedures. Our Agency Force Our Agents are a reflection of ERIE. Fostering relationships with trustworthy and dependable Agents enables us to provide near perfect service. Did you know? ERIE sells insurance exclusively through independent Agents. By entering into agency agreements, our Agents agree to follow ERIE’s business practices and all laws and regulations that apply to them as independent Agents. Agents are not Employees; rather, they are the face of ERIE in the community, and we value strong relationships with our Agents. Be Above All • If you work directly with our Agents, be sure to communicate and demonstrate ERIE’s standards for doing business legally and ethically. • The actions of our Agents reflect on our reputation. If you observe or suspect misconduct of an Agent, notify Compliance.

14 ERIE’s Assets At ERIE, our shareholders and Customers depend on us to use our assets responsibly. We all play a role in helping to protect ERIE assets from theft, loss and misuse. This includes everything from correctly reporting business expenses to protecting ERIE’s property. Did you know? Our assets include more than just physical property. ERIE assets include items such as our reputation, money, checks, records and documents, data and information, intellectual property, buildings and grounds, company vehicles, office equipment, furniture and our computer network. Be Above All • Use ERIE’s assets thoughtfully and responsibly. • Never use ERIE assets or resources for personal gain. • Report all expenses accurately and timely. • Obtain appropriate approvals for all contracts or purchases. If you are a senior financial officer, you have greater responsibilities and must follow our Code of Ethics for Senior Financial Officers. Privacy & Information Security At ERIE, we are responsible for protecting all restricted, confidential and nonpublic personally identifiable information, no matter whether it belongs to ERIE, our Employees, Customers or any third party. We must understand and uphold the rules and regulations that apply to this information. We must also be cautious not to disclose this information to others who are not authorized to receive it or who do not have a business need to know the information. Whether we are working in an office, in the field or remotely, we must all take proper steps to preserve the information that is gathered while performing our work. Privacy sets rules for accessing, using and sharing information. Information Security has administrative, technical and physical safeguards in place to protect the confidentiality, integrity and availability of this information, and lower the risk of cyberattacks, data breaches, and other threats. We must be vigilant and follow the company policies and standards to do our part to uphold, not only the law, but the trust of all with whom we do business. Read our Privacy & Information Security Handbook for more information on our policies and standards. Our Assets Call the ERIE Ethicsline at 1 (866) 469-5708 or visit erieinsurance.ethicspoint.com for Anonymous Reporting 24/7. Question: How does the Code relate to using Artificial Intelligence (AI) while working at ERIE? Answer: At ERIE, we strive to be Above All in Service, which means making sure that we use technology in ways that are ethical, free from unlawful and unintended bias, respectful of others, and do not violate ERIE’s Code of Conduct or any laws or regulations. The Artificial Intelligence Policy is a resource to turn to if you have any questions on if and how you should use AI for work. Only use approved AI systems and know that as an ERIE Employee, you are responsible for general review and editing of output from AI systems. Output needs to be checked for accuracy, validity, appropriateness, and relevance prior to using it or sharing it with others.

15 Be Above All • Carefully protect all information that is in your care. If you have doubts, treat it with the highest level of security and handle it accordingly. • Never access or process your own policy or claim, that of a friend or family member, even if you are assigned to work on it. Alert your leader to have the work reassigned. • Access information only if you are authorized to do so, and if you need to use the information to do your job. • Know when you can share personal data and when you can’t. Never give someone information if you are not sure that you should be sharing it. • Shield information from the view of others, and do not lose, misplace or leave behind any information where any unauthorized individuals could access it. • Report any loss or breach of personal information to your leader, Privacy, Information Security or the ERIE Ethicsline as soon as possible. You may also use this form: Report a Privacy Incident—Unauthorized Access, Use or Disclosure of Information. • Remember that you have an obligation to protect information, even if you no longer work for ERIE. Question: My friend asked me to look something up to make sure it was documented properly on their claim. Is this okay? Answer: No. Viewing the information outside of the scope of your job duties is a violation of our Code. Just because we have access to information, doesn’t make it acceptable to view it for non-work related purposes. If you are assigned to work on that claim, you are required to alert your leader and ask that the work be reassigned.

16 Records Management We are careful to create records that clearly and accurately reflect our intentions, actions and decisions. We maintain records responsibly, in line with regulations and ERIE’s Records Retention Schedule. See ERIE’s Records Retention Policy for more information. Did you know? There may be times when ERIE needs to hold onto records because of potential litigation or investigation. When there is a legal hold order in place, records must be retained even if their retention period has expired. If you have received a legal hold order email notice from the Law Division, or if you have heard about the possibility of litigation or an investigation, you must hold onto all records that may be related regardless of your opinion about the information contained in those records. See ERIE’s Legal Hold Policy for more information. Do not destroy or discard anything that may be related to the legal hold until the hold is released. Be Above All • Exercise good judgment when creating any professional communication and recognize that any email or message may be read in the future by someone without the benefit of context. • Keep records for the appropriate period of time under ERIE’s Records Retention Schedule. • Follow instructions to hold records and cease any normal record destruction when required to do so by a legal hold, or if you learn that the records may be relevant to a case or claim. If in doubt, contact the Law Division. Call the ERIE Ethicsline at 1 (866) 469-5708 or visit erieinsurance.ethicspoint.com for Anonymous Reporting 24/7.

17 Intellectual Property We value the knowledge and intellectual contribution of our Employees. Our intellectual property is critical to our success as a company and we must safeguard it at all times. We also protect the intellectual property of third parties. Did you know? Intellectual property is made up of assets each of us create and contribute in our daily work. For the most part, these assets are intangible, meaning, not physical objects, but ideas, concepts or rights. Here are some examples of intellectual property that we might encounter working for ERIE: Trademarks and service marks—are ways ERIE, and other companies, identify their products to make them stand out in the market. Some examples include: our ERIE service mark, the cupola logo and product or service brand names. Copyrights—are the rights we have to reproduce, distribute and display the written, graphic and audiovisual works that we create, such as policy forms and marketing materials. Trade secrets and proprietary information—are information that ERIE classifies as confidential and restricted. Some examples include underwriting guidelines, claims handling procedures, investment plans, strategic plans, Customer lists, custom software and computer coding designs. See ERIE’s Information Classifications segment in our Privacy & Information Security Handbook for more information. Patents—are federally-granted rights that prevent others from using company products and processes. Be Above All • Understand how to identify intellectual property and how to protect it. • Be mindful of copyrights that belong to others. Don’t copy, download, distribute, use or display materials that may be subject to copyright without permission of the copyright owner. See ERIE’s Copyright Policy for more information. • Contact the Law Division with any questions or guidance on recognizing when something is ERIE’s intellectual property, how to use ERIE’s intellectual property, or if you think ERIE’s intellectual property (or someone else’s) has been misused. Financial Statements At ERIE, we maintain accurate and complete accounts and have internal controls in place to ensure that we provide timely, accurate and transparent financial statements when filed or otherwise disclosed to the public. If we find discrepancies, we investigate and work quickly to resolve them. Be Above All • Be accurate and follow all company policies and internal control procedures when recording transactions. • Never intentionally falsify or misrepresent the facts of a transaction. • Exercise good judgment and follow corporate guidelines when preparing or approving expense reports. • Report any concerns about internal controls or the accuracy or integrity of ERIE’s financial statements or disclosures to one of the key contacts listed at the end of our Code.

18 Communication with the Public Our shareholders and Customers rely on us to be truthful and to uphold our values and Founding Purpose. This includes being honest, clear and accurate when we communicate to the public and the media about ERIE. Only certain individuals within ERIE have permission to speak on ERIE’s behalf. See ERIE’s Media Policy for more information. Be Above All • If you receive an inquiry from the public, including the media, contact Strategic Communications. • If you receive an inquiry from a regulator or government agency, contact Compliance or Government Relations. • Do not share internal ERIE information online or on social media, as this may result in an unintended public disclosure. Social Media We must exercise good judgment when using social media, regardless of whether our use is for business or personal reasons. See ERIE’s Employee Social Media Policy for more information. Be Above All • Social media is generally a public forum, and posts and comments might be viewed or read by anyone. Regardless of the context, you are personally responsible and accountable for your communications in social media. • Never disclose confidential information about ERIE or any of our Customers or business partners while using social media. • Remember, you are an extension of ERIE and your actions should reflect our core values and be legal, ethical and in alignment with company policies. • You should be respectful of potential readers and colleagues, and not post or share anything that others may perceive as obscene, threatening, harassing or discriminatory. Our Reputation Question: I was approached by a local news station while walking to my car and they asked me if I would comment on behalf of ERIE. Should I agree to make a comment? Answer: No. If you are not authorized to speak on behalf of ERIE within the scope of your job duties, you should never make a statement on behalf of ERIE. Call the ERIE Ethicsline at 1 (866) 469-5708 or visit erieinsurance.ethicspoint.com for Anonymous Reporting 24/7.

19 Political Activity To protect our interests and the interests of the insurance industry, ERIE participates in government relations and political engagement activities with elected officials and regulators. In doing this, ERIE observes all lobbying laws and regulations that apply to corporate political activity. Our nonpartisan political action committees serve as important vehicles to advocate for the insurance industry. Only selected ERIE Employees in the Law Division are designated to speak on behalf of ERIE regarding our position on pending legislation. All others should not speak on behalf of ERIE in this regard. Be Above All • If you participate in personal political activities, do not use ERIE’s assets to support those activities, and do not solicit contributions from fellow Employees. • Avoid making statements on political issues that could appear to be speaking for ERIE, such as mentioning ERIE’s name or your job title. • If you participate in corporate political activity on ERIE’s behalf, know and follow the laws and regulations that govern this process. • If you have questions, contact the SVP of Law or VP of Government Relations.

20 What happens if someone violates our Code? We all have a responsibility to uphold our Code and to raise concerns of suspected or actual violations. All violations will be investigated, and appropriate action will be taken, which may include corrective action, up to and including termination of employment or the business relationship. Speak Up What: Speaking up means looking out for ERIE, for each other and for our Customers. It means being responsible for recognizing illegal, unethical, unsafe or unprofessional behavior, as well as other violations of our Code or company policies. If you are an ERIE leader: it also means promoting a culture which encourages Employees to ask questions, report concerns, and ensure Employees are protected from retaliation. When we speak up we foster an environment which helps maintain a high ethical standard of conduct. When: Trust yourself. If it doesn’t feel right, it probably isn’t. Reporting concerns can help us identify issues early when it’s still possible to prevent damage to our business and reputation. How: ERIE has several different ways you can speak up if you have a question, concern or need to report misconduct. To speak up, contact: • Your leader or any ERIE leader • The Compliance Department • Your ERC or HRBP • Any of the Key Contacts at the end of our Code • ERIE Ethicsline ERIE Ethicsline is a service provided by an independent third party which you may use to make reports. This service includes a telephone hotline and a website where you can report concerns. You may choose to remain anonymous when reporting. Our Conduct Call the ERIE Ethicsline at 1 (866) 469-5708 or visit erieinsurance.ethicspoint.com for Anonymous Reporting 24/7.

21 What will happen after I make a report? ERIE will take your report seriously and you will not be retaliated against for making an honest report. ERIE will not discipline, discriminate or retaliate against anyone who reports a concern in good faith, or who cooperates in any investigation or inquiry regarding such conduct, even if the allegation is proven to be unsubstantiated. ERIE will also do everything possible to protect the confidentiality of individuals who make a report or participate in an investigation. ERIE will only share information about individual reports with those who need to know to carry out the investigation. If misconduct is discovered, appropriate corrective action will be taken. What happens if the company becomes the subject of an investigation? If ERIE becomes the subject of an investigation, it is important that we maintain a positive and respectful working relationship with regulators, auditors and other entities. We may be asked to help coordinate these investigations. If so, we must respond honestly, completely and timely. Compliance and Law will help guide us through those investigations. Call Ethicsline Information Recorded Investigated Routed to Restricted ERIE Leaders Appropriate Action Taken

22 Closing Thoughts Thank you for taking time to read ERIE’s Code of Conduct. It can take considerable time and effort to build an environment of trust with each other, our Agents, our Policyholders, our vendor partners and the local communities we serve. Unfortunately, it can literally take just a moment to lose that trust. We understand that mistakes can happen, and we will work through those together as a team. However, when we neglect to act with honesty and integrity, we run the risk of not keeping the trust that has been built, thus potentially impacting ERIE’s reputation. Please view our Code as a resource to help guide you through moments of uncertainty and to serve as an aid to help you handle ethical dilemmas successfully. In addition, please remember to inform appropriate company personnel if you become aware of or observe questionable behavior or transactions. While our Code may not have all the answers, it can at least point you in the direction of other resources available to you. If you still have questions, please do not hesitate to contact the Compliance Department, Human Resources, or any of the key contacts listed on the next page, for additional guidance or direction. ERIE is a great company made up of great Employees, all of whom do great things each and every day. All the people and organizations we serve count on us to do the right thing. Thank you for your continued commitment to doing just that! - Debra Mack, Vice President, Compliance & Ethics Conclusion “Simple common sense mixed with plain decency.” – H.O. Hirt Call the ERIE Ethicsline at 1 (866) 469-5708 or visit erieinsurance.ethicspoint.com for Anonymous Reporting 24/7.

23 Key Contacts Debra Mack Vice President, Compliance & Ethics and AML/OFAC Officer Debra.Mack@erieinsurance.com (814) 870-4685 Stephen Murdock Vice President, Corporate Internal Audit Officer Stephen.Murdock@erieinsurance.com (814) 870-2635 James Nealon III Senior Vice President, Law James.NealonIII@erieinsurance.com (814) 870-3183 Karen Skarupski Senior Vice President, Human Resources Karen.Skarupski@erieinsurance.com (814) 870-3319 ERIE Ethicsline erieinsurance.ethicspoint.com 1 (866) 469-5708 This Code is a statement of ERIE’s compliance and ethics requirements. However, it is not a complete statement of ERIE policies. Certain ERIE policies are linked in this document for individuals internal to ERIE to review. These links are for ease of reference. This Code does not create an employment or third-party contract. While we are all responsible to comply with our Code, in rare occasions, our Executive Officers or Directors may receive a waiver of certain obligations. Only our Board of Directors or its delegated committee can grant such a waiver and if approved, the waiver will be disclosed to our Shareholders as required by laws and regulations.

OFP99 11/25 This Code is a statement of ERIE’s compliance and ethics requirements. However, it is not a complete statement of ERIE policies. Certain ERIE policies are linked in this document for individuals internal to ERIE to review. These links are for ease of reference. This Code does not create an employment or third-party contract. While we are all responsible to comply with our Code, in rare occasions, our Executive Officers or Directors may receive a waiver of certain obligations. Only our Board of Directors or its delegated committee can grant such a waiver and if approved, the waiver will be disclosed to our Shareholders as required by laws and regulations.